Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
To the Board of Directors Lennox International Inc.:
     We consent to the incorporation by reference in Registration Statement Nos. 333-83961, 333-83959, 333-92389, 333-52046, 333-60122, 333-71416, 333-91128, 333-91130, 333-127540, and 333-86989 on Form S-8, Registration Statement No. 333-155796 on Form S-3, and Registration Statement No. 333-81555 on Form S-4 of Lennox International Inc. and subsidiaries of our report dated February 26, 2009, with respect to the consolidated balance sheets of Lennox International Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008 and the related financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2008, which report appears in the December 31, 2008 annual report on Form 10-K of Lennox International Inc.
     Our report dated February 26, 2009, with respect to the consolidated balance sheets of Lennox International Inc. as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008 and the related financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2008 refers to, effective December 31, 2006, the adoption of the provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, and effective January 1, 2007, the adoption of the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109.
/s/ KPMG LLP
Dallas, Texas
February 26, 2009